Exhibit 99.1

UNITEK GLOBAL SERVICES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

As previously announced, management of UniTek Global Services, Inc. (the “Company”, “we” or “our”) committed to a plan to sell the assets and liabilities of its wireline business unit, with the sale expected to close in the fourth quarter of 2012. As such, in the Company’s quarterly report on Form 10-Q for the period ended September 29, 2012, the assets and liabilities of the wireline business unit were reclassified as held for sale, and the results of operations of the wireline business unit were reclassified from continuing operations to discontinued operations for the three and nine months ended September 29, 2012 and October 1, 2011.

The accompanying unaudited condensed consolidated statements of comprehensive income or loss and the accompanying unaudited reconciliations of net income or loss to Adjusted EBITDA present selected financial information contained in the Company’s quarterly reports on Form 10-Q for the three months ended March 31, 2012 and June 30, 2012 and the adjustments necessary to present that financial information giving effect to discontinued operations on the same basis as the financial information previously filed in the Company’s quarterly report for the period ended September 29, 2012.

UNITEK GLOBAL SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME OR LOSS

(Amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31, 2012			Three Months Ended June 30, 2012			Three Months	Nine Months
	Previously filed	Less: discontinued operations	Adjusted	Previously filed	Less: discontinued operations	Adjusted	Ended September 29, 2012	Ended September 29, 2012

Revenues	$108,227	$15,530	$92,697	$115,533	$13,592	$101,941	$132,124	$326,762
Cost of revenues	90,263	14,789	75,474	94,306	13,360	80,946	104,517	260,937
Gross profit	17,964	741	17,223	21,227	232	20,995	27,607	65,825
Selling, general and administrative expenses	13,059	685	12,374	10,271	638	9,633	10,590	32,597
Change in fair value of contingent consideration	(324)	—	(324)	(400)	—	(400)	—	(724)
Restructuring charges	4,288	279	4,009	797	—	797	1,594	6,400
Depreciation and amortization	6,957	564	6,393	7,333	637	6,696	6,710	19,799
Operating (loss) income	(6,016)	(787)	(5,229)	3,226	(1,043)	4,269	8,713	7,753
Interest expense	3,022	22	3,000	3,662	49	3,613	3,883	10,496
Other (income) expense, net	(229)	6	(235)	(909)	(74)	(835)	(77)	(1,147)
(Loss) income from continuing operations before income taxes	(8,809)	(815)	(7,994)	473	(1,018)	1,491	4,907	(1,596)
Income tax expense (benefit)	675	743	(68)	909	819	90	293	315
(Loss) income from continuing operations	(9,484)	(1,558)	(7,926)	(436)	(1,837)	1,401	4,614	(1,911)
(Loss) income from discontinued operations	(345)	1,558	(1,903)	(131)	1,837	(1,968)	(30,669)	(34,541)*
Net loss	$(9,829)	$—	$(9,829)	$(567)	$—	$(567)	$(26,055)	$(36,452)*

Net loss per share - basic and diluted:
Continuing operations	$(0.57)		$(0.48)	$(0.02)		$0.08	$0.25	$(0.11)
Discontinued operations	(0.02)		(0.11)	(0.01)		(0.11)	(1.64)	(1.92)
Net loss	$(0.59)		$(0.59)	$(0.03)		$(0.03)	$(1.39)	$(2.03)

Weighted average shares of common stock outstanding - basic and diluted	16,545		16,545	18,629		18,629	18,732	17,969

Comprehensive loss	$(9,788)		$(9,788)	$(567)		$(567)	$(26,061)	$(36,417)*

*  Amounts for the nine months ended September 29, 2012 differ from the summation of the individual three-month periods due to rounding.

UNITEK GLOBAL SERVICES, INC. AND SUBSIDIARIES

RECONCILIATIONS OF NET INCOME OR LOSS TO ADJUSTED EBITDA

(Amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31, 2012			Three Months Ended June 30, 2012			Three Months	Nine Months
	Previously filed	Less: discontinued operations	Adjusted	Previously filed	Less: discontinued operations	Adjusted	Ended September 29, 2012	Ended September 29, 2012
Net loss	$(9,829)	$—	$(9,829)	$(567)	$—	$(567)	$(26,055)	$(36,452	)*
Impairment charges from discontinued operations	—	—	—	—	—	—	35,180	35,180
Non-cash stock-based compensation	2,065	—	2,065	982	—	982	1,003	4,050
Non-cash interest expense	326	—	326	337	—	337	479	1,142
Non-cash amortization	2,509	—	2,509	2,607	—	2,607	2,703	7,819
Net (loss) income after certain non-cash adjustments (1)	$(4,929)	$—	$(4,929)	$3,359	$—	$3,359	$13,310	$11,739	*

Other discontinued operations, net of tax	345	(1,558)	1,903	131	(1,837)	1,968	(4,511)	(639	)*
Income tax expense (benefit)	675	743	(68)	909	819	90	293	315
Restructuring charges	4,288	279	4,009	797	—	797	1,594	6,400
Change in fair value of contingent consideration	(324)	—	(324)	(400)	—	(400)	—	(724)
Cash interest expense	2,696	22	2,674	3,325	49	3,276	3,404	9,354
Other (income) expense, net	(229)	6	(235)	(909)	(74)	(835)	(77)	(1,147)
Depreciation	4,448	564	3,884	4,726	637	4,089	4,007	11,980
Transaction costs	67	—	67	57	—	57	106	229	*
Adjusted EBITDA (2)	$7,037	$56	$6,981	$11,995	$(406)	$12,401	$18,126	$37,507	*

*  Amounts for the nine months ended September 29, 2012 differ from the summation of the individual three-month periods due to rounding.

(1) Net income or loss after certain non-cash adjustments is a key indicator used by our management to evaluate operating performance of our continuing operations. While net income or loss after certain non-cash adjustments is not intended to replace any presentation included in our consolidated financial statements under GAAP, and should not be considered an alternative to operating performance, we believe this measure is useful to investors in assessing our performance in comparison with other companies in our industry. Specifically, (i) non-cash portion of discontinued operations may vary due to infrequent or unusual non-cash items such as impairment charges and losses on disposal of assets, (ii) non-cash compensation expense may vary due to factors influencing the estimated fair value of performance-based rewards, estimated forfeiture rates and amounts granted, (iii) non-cash interest expense varies depending on the timing of amendments to our debt and changes to our debt structure and (iv) amortization of intangible assets is impacted by the Company’s acquisition strategy and timing of acquisitions.

(2) Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is a key indicator used by our management to evaluate operating performance of our continuing operations and to make decisions regarding compensation and other operational matters. While this Adjusted EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles, or GAAP, and should not be considered an alternative to operating performance, we believe this measure is useful to investors in assessing our performance with other companies in our industry. This calculation may differ in method of calculation from similarly titled measures used by other companies. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as supplemental information. Adjusted EBITDA is our EBITDA adjusting for discontinued operations, transaction costs, certain restructuring costs and other non-cash charges.